EXHIBIT 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms, Chairman & Chief Executive Officer

276-632-2133 or

Kim D. Shaver, Director-Marketing Communications

336-454-7088

For immediate release: May 28, 2004

Veteran Retailer Joins Hooker Furniture Board of Directors

J.Clyde Hooker Leaves Board of Directors

Martinsville, Va.: Mark Schreiber, previously a top executive with several leading furniture retail operations, is joining the board of directors of Hooker Furniture Corporation effective June 1, 2004.

Before his retirement in early 2003, Schreiber had been president and chief operating officer of Houston-based Star Furniture since 1995. His career in retailing included positions of senior vice president of merchandising at the May Company in Los Angeles and executive vice president of merchandising and marketing at John Wanamaker, then a division of Carter, Hawley, Hale.

In addition to his extensive experience in furniture retailing, Schreiber also served in top management posts with non-furniture retailers such as Claire’s Boutiques, maternity store chain A Pea in the Pod and multi-unit fabric retailer Cloth World. He has served the retailing industry on the boards of the National Home Furnishings Association, Retail Merchants Association and the International Council of Shopping Centers.

“We are delighted to have a retailing leader like Mark join our board and believe it will be very beneficial to have a board member with a retail background,” said Paul B. Toms, chairman and chief executive officer. “The more we can partner with and better understand retailers, the stronger we will be as a company.”

Schreiber is filling a board seat vacated earlier this year by Alan Cole, who resigned from the board after accepting a position as president of Schnadig Furniture.

In addition, Hooker announces that the Company’s Chairman Emeritus, J. Clyde Hooker, Jr., is resigning his position as a member of the board of directors effective May 31, 2004, due to health reasons. Hooker, son of the Company’s founder, was chief executive officer from 1966 to 2000 and served the Company for nearly 60 years. Commenting on Hooker’s departure from the board, Toms said, “I can never adequately express what Clyde Hooker has meant to all the people he has touched during his career. The Company’s employees, sales representatives, suppliers, customers and directors have all benefited from his insight and friendship. We are indebted to him for all his service to the board, this Company and the industry. On the Hooker Furniture board, he offered outstanding wisdom, judgment and leadership for almost 60 years. We’re grateful that he will remain keenly interested in the affairs of the Company and accessible to all of us.”

A search is underway for a candidate to fill the board seat vacated by Hooker.

Ranked among the nation’s top 15 furniture manufacturers in sales, Hooker Furniture is an 80-year old producer and importer of wall and entertainment systems, home office, occasional, dining, bedroom and upholstered leather furniture with approximately 1900 employees. The Company owns seven manufacturing facilities, a distribution center and a warehouse located in Virginia and North Carolina. Plant locations include Cherryville, Hickory, Pleasant Garden, and Maiden, N.C. and Martinsville and Roanoke, Va. The Company’s stock is listed on the Nasdaq SmallCap Market under the symbol HOFT, and closed on May 27, 2004 at $21.85. Please visit us on the World Wide Web at www.hookerfurniture.com and www.bradington-young.com.